UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 18, 2023

Newmont Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6900 E. Layton Avenue, Denver, CO 80237

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.60 per share	NEM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 APPOINTMENT of Certain Officers

On May 18, 2023, Newmont Corporation (the “Company” or “Newmont”) announced the appointment of Ms. Karyn Ovelmen, age 60, to the role of Executive Vice President and Chief Financial Officer, effective May 30, 2023. In such role, Ms. Ovelmen will oversee the Company’s global finance functions. Newmont extends thanks to Mr. Brian Tabolt for his leadership and tireless work as interim Chief Financial Officer during the search for this position and for his continued service to the Company.

Ms. Ovelmen has over 30 years of financial, accounting and operating experience across the energy, manufacturing and distribution industries, including over 12 years in Chief Financial Officer roles. Most recently, Ms. Ovelmen has served as a non-executive and independent director of Hess Corporation since November 2020, including as a member of the Audit Committee, and as a non-executive and independent director of ArcelorMittal since May 2015, including as lead independent director, chair of the Audit & Risk Committee and chair of the Appointment Remuneration and Corporate Governance Committee. From January 2019 to December 2019, Ms. Ovelmen was the Gas Power Transformation Leader for the General Electric Company. Ms. Ovelmen served on the Board of Gates Industrial Corporation plc. as a non-executive director and was a member of their Audit Committee from December 2017 to March 2019. She previously served as Executive Vice President and Chief Financial Officer of Flowserve from June 2015 to February 2017, Chief Financial Officer and Executive Vice President of LyondellBasell Industries NV from 2011 to May 2015, Executive Vice President and Chief Financial Officer of Petroplus Holdings AG from May 2006 to September 2010 and Executive Vice President and Chief Financial Officer of Argus Services Corporation from 2005 to 2006. Prior to that, she was Vice President of External Reporting and Investor Relations for Premcor Refining Group Inc. She also spent 12 years with PricewaterhouseCoopers, primarily serving energy industry accounts. Ms. Ovelmen holds a Bachelor of Arts degree from the University of Connecticut and is a Certified Public Accountant.

In the Executive Vice President and Chief Financial Officer position with the Company, Ms. Ovelmen will have a base salary of $750,000, and be eligible for annual short-term incentives (cash bonus) and long-term incentives (equity bonus) pursuant to the terms of the Senior Executive Compensation Program and Section 16 Annual Incentive Compensation Programs of the Company at the E3 level, which includes annual target levels of 100% of base salary for short-term incentives and 333% of base salary for long-term incentives (LTI) as described in the Company’s Annual Proxy Statement. For Ms. Ovelmen, the LTI is comprised of both Performance-Leveraged Stock Units (“PSUs”) representing 2/3 of the total target LTI (at target level of 222% of base salary) and Restricted Stock Units (“RSUs”) representing 1/3 of the total target LTI (at target level of 111% of base salary). The PSU and RSU awards will be delivered according to the terms of the Company’s Senior Executive Compensation Program. Ms. Ovelmen will be eligible for other executive benefits as described in the Company’s Annual Proxy Statement, including the Executive Change of Control Plan and the Executive Severance Plan of the Company, and relocation benefits in line with the Relocation Guidelines of the Company. In addition, Ms. Ovelmen will receive a sign-on bonus, in the amount of (i) $150,000 within 30 days of beginning employment; and (ii) a grant of restricted stock units of $1,300,000, which will vest one-third per year over a three year period, with the final share amount calculated based on the fair market value on the date of grant to be set by the Leadership Development and Compensation Committee of the Board of the Company in the first quarter following commencement of employment. If Ms. Ovelmen voluntarily separates employment from the Company (a) within 24 months, she would be required to repay the cash sign-on bonus on a prorated basis equal to 1/24th of the full amount for each month of employment not attained, and (b) prior to the vesting of the restricted stock unit grants in (ii) above, the units will be subject to cancellation.

There is no other arrangement or understanding between Ms. Ovelmen and any other persons pursuant to which she was elected as the Executive Vice President and Chief Financial Officer of the Company. Ms. Ovelmen does not have a family relationship with any member of the Board of Directors or any executive officer of the Company, and Ms. Ovelmen has not been a participant or had any interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	News Release, dated May 18, 2023.
104	Cover page interactive data file (embedded with the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Logan Hennessey
Name:	Logan Hennessey
Title:	Vice President, Associate General Counsel & Corporate Secretary

Dated: May 18, 2023

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